EXHIBIT (a)(9)

Budget-Conscious and Energy Minded Customers Across New York and New Jersey Now Have Universal Supply Group, Inc. and The RAL Supply Group, Inc. as a New Source for the Acadia: Combined Heating and Cooling System

Hawthorne, NJ (July 14, 2009) – Colonial Commercial Corp. (“Colonial”) (OTC Bulletin Board: “CCOM,” “CCOMP”), today announced a new distribution partnership, through its Universal Supply Group, Inc. and The RAL Supply Group, Inc. subsidiaries, with Hallowell International. As the price of oil gets ever-more volatile, budget-conscious and energy-minded consumers in southern New York and throughout New Jersey now have easier access to the Acadia: Combined Heating and Cooling System from Hallowell International.

The Acadia is a revolutionary new green technology used for residential heating and cooling. It provides a significant cost savings to the consumer by outperforming conventional fossil fuel-based heating systems, such as oil furnaces, by up to 300 percent.

How does it work? The Acadia is a single system engineered to comfortably heat and cool homes in all weather conditions, even temperatures as cold as minus 30 degrees Fahrenheit. When traditional heat pumps are put in colder climates such as the Northeast, a back-up heat source is usually required; this uses additional energy, resulting in a higher energy bill for the homeowner. The Acadia, through patented boosted compression technology, operates much more efficiently than a traditional heat pump, and also eliminates the need for a supplemental heat source.

“The Acadia system is a perfect complement to our expanded offerings of high-efficiency, energy-saving heating and air conditioning equipment. Our customers are demanding more affordable alternatives to oil and gas and the Acadia delivers,” said William Pagano, CEO of Colonial.

“We are excited to bring a new approach for heating and cooling to New York and New Jersey and are excited to partner with Universal Supply Group to deliver on the promise,” said Dan Davis, Vice President of Sales & Marketing at Hallowell International.

To learn more about Acadia, please visit www.HallowellInternational.com.  Journalists seeking information should contact Rachel Greenstein, Warner Communications, at 617-569-6269 or rachel@warnerpr.com.

About Colonial Commercial Corp.

Colonial distributes heating, ventilating and air conditioning, (“HVAC”), equipment, parts and accessories, climate control systems, and plumbing and electrical supplies and equipment to professional contractors in the states of New York, New Jersey, Massachusetts, Connecticut and eastern Pennsylvania through its subsidiaries; Universal Supply Group, Inc., www.usginc.com, The RAL Supply Group, Inc., www.ralsupply.com, American/Universal Supply Division, www.ausupplyinc.com, and S&A Supply, Inc., www.sasupplyinc.com. These contractor customers purchase and install equipment and systems for residential, commercial and industrial users.  Colonial also provides control system design, custom control panel fabrication, technical field support, in-house training and climate control consultation for engineers and installers.  The Company is a leader in the design of direct digital control systems and systems that control multi-location facilities through the Internet.

The Company also distributes home appliances to dealer groups and appliance stores through its Goldman Universal division, and water filtration systems, parts and accessories and other products through its e-commerce store, www.procontractorstore.com, operated by RAL.  The Company is headquartered in New Jersey, and, with its affiliates, operates out of 20 locations in its geographic trading area.  For more information on Colonial’s operations, products and/or services, please visit www.colonialcomm.com.

Safe Harbor Statement

The foregoing press release may contain statements concerning Colonial Commercial Corp.’s financial performance, markets and business operations that may be considered "forward-looking" under applicable securities laws. Colonial cautions readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from any results that are projected in the forward-looking statements include the following: continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in Colonial's periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. Colonial undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

For further information, please contact William Pagano, Chief Executive Officer, or William Salek, Chief Financial Officer, at (973) 427-8224.

About Hallowell International

Founded in 2005, the vision of Hallowell International could not be clearer: Think past the boundaries of conventional home heating and cooling solutions to create alternative approaches to residential climate management. The company is committed to creating innovation through technology and products that are promisingly energy efficient, environmentally conscious, easy to install and low maintenance. Hallowell’s products are for both residential and commercial use and are distributed throughout the United States and Canada.  Hallowell International is headquartered in Bangor, Maine.  To learn more about energy efficient products provided by Hallowell International, visit www.hallowellinternational.com.